EXHIBIT 99.1
Press Release
For Immediate Release
Beazer CEO Resolves SEC Clawback Claim
ATLANTA, March 3, 2011- Beazer Homes USA, Inc. (NYSE: BZH) (“Beazer” or the “Company”) announced today that its President and Chief Executive Officer, Ian J. McCarthy has reached a resolution with the United States Securities and Exchange Commission of the previously disclosed claim under Section 304 of the Sarbanes-Oxley Act. Under Section 304, where a public company corrects errors in its financial statements resulting from misconduct, the SEC can clawback for the company incentive cash and equity based compensation and stock profits earned by the company’s CEO, even if he did not engage in the misconduct. In resolving the claim against Mr. McCarthy, the SEC did not personally charge him with engaging in the underlying misconduct or allege that he otherwise violated the federal securities laws. Under the terms of the settlement, Beazer will receive approximately $6.5 million in cash plus certain vested and unvested shares of Beazer stock.
In May of 2008, Beazer restated its financial statements covering fiscal years 2002-2007. As previously disclosed, in 2008 and 2009 the company resolved the federal and state governmental investigations into misconduct involving these financial statements.
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia.
Forward Looking Statements
This presentation contains forward-looking statements. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) changing market conditions, (ii) Beazer’s cost of and ability to access capital and otherwise meet its ongoing liquidity needs including the impact of any downgrades of its credit ratings or reductions in its tangible net worth or liquidity levels; (iii) acceptance of the terms of the exchange offer by holders of the 9.125% Senior Notes due 2019 and (iv) the Company’s ability to complete any offering under the shelf registration statement. For more information, see the Company’s filings with the Securities and Exchange Commission, including the risk factors included under Item 1A of the Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2010.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Beazer does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
Jeff Hoza
Vice President, Treasurer
770-829-3700
jhoza@beazer.com